Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
DECEMBER 2014 MONTHLY DIVIDEND AND
NOVEMBER 28, 2014 RMBS PORTFOLIO CHARACTERISTICS

•	December 2014 Monthly Dividend of $0.18 Per Share
•	RMBS Portfolio Characteristics as of November 28, 2014

Vero Beach, FL, December 9, 2014 - Orchid Island Capital, Inc. (the “Company”) (NYSE:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of December 2014. The dividend of $0.18 per share will be paid December 30, 2014, to holders of record on December 26, 2014, with an ex-dividend date of December 23, 2014.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of December 5, 2014, the Company had 16,270,773 shares outstanding, including shares sold via the Company’s At-The-Market program through that date that have not yet settled. At September 30, 2014, the Company had 13,024,449 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of November 28, 2014 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

•	RMBS Valuation Characteristics
•	RMBS Assets by Agency
•	Investment Company Act of 1940 (Whole Pool) Test Results
•	Repurchase Agreement Exposure by Counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2013.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Nov 2014 CPR
Asset Category	Face1	Value1	Price	Portfolio	Coupon	(Reported in Dec)
As of November 28, 2014
Adjustable Rate RMBS	$3,546	$3,742	105.52	0.27%	3.52%	0.00%
10-1 Hybrid Rate RMBS	69,625	70,961	101.92	5.17%	2.54%	5.33%
Hybrid Adjustable Rate RMBS	69,625	70,961	101.92	5.17%	2.54%	5.33%
15 Year Fixed Rate RMBS	79,567	84,531	106.24	6.15%	3.40%	6.79%
20 Year Fixed Rate RMBS	242,424	261,221	107.75	19.00%	4.00%	2.60%
30 Year Fixed Rate RMBS	816,204	895,130	109.67	65.11%	4.57%	4.47%
Total Fixed Rate RMBS	1,138,195	1,240,882	109.02	90.26%	4.37%	4.22%
Total Pass-through RMBS	1,211,366	1,315,585	108.60	95.70%	4.27%	4.28%
Interest-Only Securities	329,707	42,398	12.86	3.08%	4.04%	13.59%
Inverse Interest-Only Securities	106,089	16,740	15.78	1.22%	6.23%	12.09%
Structured RMBS	435,796	59,138	13.57	4.30%	4.66%	13.22%
Total Mortgage Assets	$1,647,162	$1,374,723		100.00%	4.28%	7.12%

(1)	Amounts include assets with a fair value of approximately $44.5 million purchased in November 2014 which settle in December 2014.

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of November 28, 2014			As of November 28, 2014
Fannie Mae	$1,052,459	76.6%	Whole Pool Assets	$1,077,791	78.4%
Freddie Mac	313,248	22.7%	Non Whole Pool Assets	296,932	21.6%
Ginnie Mae	9,016	0.7%	Total Mortgage Assets	$1,374,723	100.0%
Total Mortgage Assets	$1,374,723	100.0%

Repurchase Agreement Exposure By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of November 28, 2014	Borrowings1	Debt	in Days	Maturity
J.P. Morgan Securities LLC	$190,001	15.3%	63	3/10/2015
Citigroup Global Markets Inc	178,474	14.5%	32	2/4/2015
CRT Capital Group, LLC	116,903	9.5%	54	1/26/2015
KGS-Alpha Capital Markets, L.P	109,673	8.9%	44	4/6/2015
Mitsubishi UFJ Securities (USA), Inc	89,133	7.3%	43	1/23/2015
Cantor Fitzgerald & Co	78,215	6.4%	26	1/20/2015
ED&F Man Capital Markets Inc	75,916	6.2%	46	2/2/2015
Goldman, Sachs & Co	61,277	5.0%	83	2/19/2015
Morgan Stanley & Co	59,011	4.8%	19	12/17/2014
Guggenheim Securities, LLC	49,901	4.1%	45	1/23/2015
Barclays Capital Inc.	48,839	4.0%	26	12/24/2014
South Street Securities, LLC	37,501	3.1%	38	1/26/2015
Daiwa Securities America Inc.	32,747	2.7%	14	12/12/2014
Suntrust Robinson Humphrey, Inc	32,225	2.6%	3	12/1/2014
Mizuho Securities USA, Inc	25,115	2.0%	51	1/26/2015
ICBC Financial Services LLC	23,494	1.9%	55	1/22/2015
Other	20,676	1.7%	83	2/19/2015
Total Borrowings	$1,229,101	100.0%	44	4/6/2015

(1)	In November 2014, the Company purchased assets with a fair value of approximately $44.5 million which settle in December 2014 that are expected to be funded by repurchase agreements.

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of November 28, 2014
Adjustable Rate RMBS	$3,742	5	10.05%	2.00%	$16	$(22)
Hybrid Adjustable Rate RMBS	70,961	99	7.54%	2.00%	1,373	(1,656)
Total Fixed Rate RMBS	1,240,882	n/a	n/a	n/a	18,279	(26,137)
Total Pass-through RMBS	1,315,585	n/a	n/a	n/a	19,668	(27,815)
Interest-Only Securities	42,398	n/a	n/a	n/a	(6,397)	5,800
Inverse Interest-Only Securities	16,740	1	6.39%	n/a	(823)	137
Structured RMBS	59,138	n/a	n/a	n/a	(7,220)	5,937
Total Mortgage Assets	$1,374,723	n/a	n/a	n/a	$12,448	$(21,878)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions			$760,000	Dec-2018	$(12,804)	$14,250
Payer Swaption			375,000	Sep-2025	(340)	929
Grand Total					$(696)	$(6,699)

(1)
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400